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                                                                    EXHIBIT 10.1

                           2005 SPLIT DOLLAR AGREEMENT
                       COLUMBIA RIVER BANK-R. Shane Correa

      This Agreement (the "Agreement") is made and entered into effective the 5(th) day of January 2005, by and between COLUMBIA RIVER BANK, a state-chartered commercial bank located in The Dalles, Oregon, (the "Bank"), and R. Shane Correa (the "Executive"). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith, or as subsequently amended, by and between the aforementioned parties.

                                    RECITALS

      WHEREAS, the Executive as an employee of the Bank, and the Executive's experience and knowledge of the affairs of the Bank and the banking industry are extensive and valuable;

      WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive's life, and to pay such life insurance premiums from its general assets;

      WHEREAS, it is deemed to be in the best interests of the Bank to provide the Executive with a benefit, on the terms and conditions set forth hereto, in order to reasonably induce the Executive to remain in the Bank's employment; and

      WHEREAS, the Executive and the Bank wish to specify in writing the terms and conditions upon which this benefit will be provided to the Executive;

      NOW, THEREFORE, in consideration of the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Bank agree as follows:

      Now, therefore, it is agreed:

SECTION 1 - Definitions

      1.1 The following terms use in the Agreement shall have the meanings specified:

      (i) "Holding Company" shall mean Columbia Bancorp, the parent corporation of the Bank.

      (ii)  "Insured" means the Executive.

      (iii) "Insurer" means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

      (iv)  "Death Proceeds" means the total death proceeds of the Policy.

      (v)   "Normal Retirement Age" means the Executive's 55th birthday.

      (vi) "Policy" means the specific life insurance policy issued by the Insurer.

      (vii) "Termination of Employment" means the Executive ceasing to be employed by the Bank for any reason whatsoever, other than by reason of an approved leave of absence.

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SECTION 2 - Policy Ownership/Interests

      2.1 Bank Ownership. The Bank is and at all times shall be the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Interest of the Executive or the Executive's transferee has been paid according to Section 2.2 below.

      2.2 Executive's Interest. The Executive shall have the right to designate the beneficiary of $165,000 of the Death Proceeds. The Executive shall also have the right to elect and change settlement options that way be permitted. However, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive's Termination of Employment prior to Normal Retirement Age.

      2.3 Option to Purchase. The Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Bank to terminate this Agreement.

      2.4 Comparable Coverage. Upon execution of this Agreement, the Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Executive's interest in the Policy, unless the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and executes a new Split Dollar Policy Endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Bank's creditors.

SECTION 3 - Premiums

      3.1 Premium Payment. The Bank shall pay any premiums due on the Policy.

      3.2 Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

      3.3 Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis.

SECTION 4 - Assignment

      The Executive may assign without consideration all of the Executive's interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

SECTION 5-Insurer

      The insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

SECTION 6 - Claims and Review Procedures

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      6.1 Claims Procedure. A Participant or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

      (1) Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

      (2) Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

      (3) Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(iv) an explanation of the Agreement's review procedures and the time limits applicable to such procedures, and (v) a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

      6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as fellows:

      (1) Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

      (2) Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

      (3) Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      (4) Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

      (5) Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Agreement on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and (iv) a statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Section 7 - Amendments and Termination

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      This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. However, unless otherwise agreed to by the Bank and the Executive, this Agreement will automatically terminate upon the Executive's Termination of Employment prior to Normal Retirement Age.

Section 8 - Miscellaneous

      8.1 Binding Effect. This Agreement shall bind the Executive and the Bank and their respective beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

      8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      8.3 Applicable Law. The laws of the State of Oregon, other than those laws denominated choice of law rules, federal law in the case of preemption, and where applicable, the rules and regulations of any regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the Validity, interpretation, construction and effect of this Agreement.

      8.4 Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. In the alternative, the Holding Company may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the Holding Company, as the case may be.

      8.5 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      8.6 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      8.7 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to: (i) establishing and revising the method of accounting for the Agreement; (ii) maintaining a record of benefit payments; (iii) establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and (iv) interpreting the provisions of the Agreement.

      8.8 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      8.9 Paragraph Headings. The paragraph headings used in this Agreement are for convenience only, and shall not affect or be used in connection with the interpretation of this Agreement.

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      8.10 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

      8.10 Opportunity To Consult With Independent Advisors. The Executive acknowledges that he or she has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.13. The Executive further acknowledges that he or she has read, understands and consents to all of the terms and conditions of this Agreement, and that he or she enters into this Agreement with a full understanding of its terms and conditions.

      8.11 Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), located in Portland, Oregon. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association ("AAA") located in Portland, Oregon, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS; or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in The Dalles, Oregon, unless otherwise agreed to by the parties.

      8.12 Attorneys' Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, rot necessarily the one in whose favor a judgment is rendered.

      8.13 Notice. Any notice required or permitted of either the Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

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          If to the Bank:                 Columbia River Bank
                                          420 East Third Street
                                          The Dalles, Oregon 97058

          If to the Executive:            c/o Colombia River Bank
                                          PO Box 1050
                                          The Dalles, Oregon 97058

      8.14. Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

      8.15 Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

      8.16 Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE'                                        COLUMBIA RIVER BANK

_____________________________                     By ___________________________

                                                  Title ________________________

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